Exhibit 10.12

THIRD AMENDMENT TO SUBLEASE AGREEMENT

This Third Amendment to Sublease Agreement (the “Amendment”), which is dated for reference purposes only as of May 1, 2002 (the “Amendment Effective Date”), is made with reference to that certain Sublease Agreement with an Effective Date of December 1, 2000 in effect by and between InsWeb Corporation, a Delaware corporation (“Sublessor”) and Leap Corporation, now known as Seven Networks, Inc., a Delaware corporation (“Sublessee”), as amended by the First Amendment dated December 1, 2000 and as further amended by the Second Amendment dated January 17, 2001, (collectively the “Sublease”), consisting of approximately thirty-two thousand four hundred fifty (32,450) square feet of space (the “Sublet Space”) on the first and fourth floors of the building located at 901 Marshall, Redwood City, California (the “Property”), as more particularly described in the Sublease.  All capitalized terms not otherwise defined in this Amendment shall have the meanings given to them in the Sublease.

This Amendment shall amend and modify the terms and conditions of the Sublease, and, to the extent that any of the terms and conditions of this Amendment conflict with the terms and conditions set forth in the Sublease, the terms and conditions of this Amendment shall control.  Except as amended herein, the Sublease shall remain in full force and effect. Concurrently herewith, Sublessor and Landlord are entering into a  written consent to this Amendment (the “Consent”) which provides, among other things, for Landlord’s consent to the transaction contemplated herein, the payment of any sublease profits resulting from this transaction, and the Landlord’s confirmation of the status of the Master Lease as represented herein and the Landlord’s agreement to recognize Sublessee as a direct lessee under the terms of this Sublease in the event that the Master Lease terminates for any reason other than as a result of Sublessee’s actions or inactions which constitute a breach of its obligations under this Sublease, and to seek the execution of a nondisturbance agreement from Landlord’s lender on its standard form.

             NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties amend the Sublease as follows:

1.     Sublet Space.   The Sublet Space shall be expanded and shall include the entire building located on the Property, consisting of approximately sixty-five thousand (65,000) rentable square feet of  office space and all Improvements to the Sublet Space constructed and/or owned by Sublessor.

2.     Sublease Term Expiration Date. The Sublease Term Expiration Date shall be September 29, 2008.

3.     Sublease Term.  The Term of the Sublease shall be 94 months minus one day, from the Effective Date.

4.     Condition of Sublet Space.  All of the terms and conditions of Section 2 of the Sublease ( Condition of Sublet Space) shall apply to any additions to the Sublet Space added by this Amendment.

5.     Base Rent. Throughout the term of this Sublease, subject to Section 8 below, Sublessee shall pay to Sublessor as Base Rent under this Sublease the same sums as Sublessor is obligated to pay to Landlord as “Base Rent” under the Master Lease (as “Base Rent” is defined in paragraph 3 of the Master Lease) which Base Rent payable by Sublessee to Sublessor shall periodically increase in the same manner and at the same times as does the “Base Rent” set forth in the Master Lease payable by Sublessor to Landlord.

6.     Additional Rent.  In addition to the Base Rent, subject to Section 8 below, Sublessee shall pay to Sublessor as additional rent from and after the Amendment Effective Date throughout the term of this Sublease, an amount equal to Fourteen Thousand Six Hundred Twenty Five and No/100 Dollars ($14,625.00)  (calculated at $0.22 ½ per rentable square foot of the Sublet Space) per month (“Additional Rent”).

7.     Net Rental.  Sublessee shall be responsible for one hundred (100%) percent of all costs and expenses of every kind and nature which may be imposed, at any time, on Sublessor pursuant to the Master Lease (except for Sublessor’s Base Rent, as defined in the Master Lease and charges arising out of any willful or negligent act or breach of the Master Lease or the Consent by Sublessor) including, but not limited to, Operating Costs, Landlord’s Expenses, Maintenance and Repairs, Utilities, Insurance and Taxes and Assessments, all as defined in the Master Lease (collectively, “Operating Expenses).

8.     Payment to Landlord.  The Base Rent and the Additional Rent, as well as the Operating Expenses that would otherwise be, payable by Sublessee to Sublessor under this Sublease shall be paid by Sublessee directly to Landlord as set forth in the Consent, the payment of which shall fully satisfy Sublessee’s obligations to pay Base Rent, Additional Rent and Operating Expenses under this Sublease.  All such Base Rent, Additional Rent and Operating Expenses shall be paid to Landlord without deduction by either Sublessee or Sublessor for Permitted Transfer Costs relating to this Sublease (as that phrase is defined in paragraph 13 of the Master Lease).  Other than in satisfaction of Sublessor’s obligations to Landlord under the Master Lease relating to the payment of “Base Rent,” “Additional Rent” and “Operating Expenses” thereunder, Sublessor shall have no right to or interest in the Base Rent , Additional Rent and Operating Expenses paid by Sublessee to Landlord pursuant to the Consent.

9.     Security Deposit.  Concurrent with the execution of this Amendment and the Consent, Sublessee shall deliver to Landlord a Security Deposit in an amount equal to seven months of Sublessor’s Base Rent under this Sublease in the sum of One Million Sixty Five Thousand Two Hundred and Eight and No/100 Dollars ($1,065,208.00) (calculated by summing Sublessee’s Base Rent for one month of each of the next seven years). A portion of the Security Deposit will be refunded to Sublessee, as long as Sublessee is not in default under either the Master Lease or the Sublease at the time of refund, as follows:

May 1, 2003	$136,927.00
May 1, 2004	$141,719.00
May 1, 2005	$146,679.00

 The balance of the Security Deposit shall be refunded to Sublessee within 60 days after

Sublessee has vacated the Sublet Space, less only such amounts as are reasonably necessary to remedy any default under the Master Lease or the Sublease or to compensate Landlord or Sublessor for all damages incurred by Landlord or Sublessor as a result of any default by Sublessee under the Master Lease or the Sublease.

At any time on or after the Amendment Effective Date, as long as Sublessee is not in default under the Master Lease or the Sublease, Sublesee may, at its option, make the Security Deposit in the form of an irrevocable standby letter of credit in a form and from a bank reasonably acceptable to Landlord, and otherwise meeting the criteria set forth in the Sublease relating to letters of credit.  Upon the deposit of the Security Deposit in the form of an acceptable letter of credit, Landlord shall return to Sublessee within five (5) business days thereafter, the cash Security Deposit then held by Landlord.

The Security Deposit shall be held by Landlord for the joint benefit of both Landlord and Sublessor, and Landlord agrees to make the Security Deposit or any portion thereof available to Sublessor upon written demand by Sublessor of a default by Sublessee under the Sublessee, which sums shall be applied towards the cure of such default.  In the event of a default by Sublessee, under the terms of the Master Lease or the Sublease, Landlord, being a joint beneficiary of said Security Deposit, shall have the full and complete authority to draw on the Security Deposit, as it deems necessary, and without the consent of Sublessor or Sublessee, to cure such default of Sublessee.  Sublessee agrees to pay to Landlord the amount necessary to restore the Security Deposit to the sum as it existed immediately prior to any application thereof within five (5) days of written demand therefor.

10.   Insweb Signage.  Sublessor shall have through and including September 15, 2002 to remove its signage from the Property and repair and restore that portion of the Property to which the signage was affixed to its former condition or better, including but not limited to the repair of the building skin and any damage caused by water seepage (the “Construction”). All work required in connection with said Construction, shall be performed only by competent contractors licensed under the laws of the State of California and shall be performed in accordance with written contracts with those contractors. Landlord shall have the right to approve the contractor selected by Sublessor or Sublessee, which approval will not be unreasonably withheld, by giving notice of such approval or disapproval within ten (10) days of receiving a request for approval.  Landlord shall have the right to inspect the Construction using its own experts at any point during the Construction process. The Construction shall be performed in accordance with all applicable laws, ordinances, regulations and orders of all federal, state, county, or local governmental agencies or entities having jurisdiction over the Property. Sublessor is solely responsible for obtaining the necessary permits and licenses.  Landlord agrees to execute any application or authorization that may be necessary or appropriate and to cooperate with Sublessor in obtaining such permits and licenses. Sublessee agrees to assume, for the benefit of Landlord only, full and complete responsibility, including financial liability, for completion of the Construction in the event Sublessor is unable to complete or otherwise has not completed said Construction prior to September 15, 2002.  In the event of such failure by Sublessor, Landlord shall give notice in writing to Sublessee of such failure and Sublessee shall have ninety (90) days to complete the Construction.  Sublessor hereby consents to such assumption by Sublessee and agrees to protect, save, defend, indemnify and hold harmless Sublessee from and against any and all loss, cost, expense, damage, liability or claim therefor related to or in any way connected with the failure of Sublessor to complete the Construction in accordance with this Paragraph.  Sublessor agrees to protect, save, defend, reimburse, indemnify and hold Landlord harmless from any and all mechanics liens, claims, actions, causes, damages and injuries, expenses, including attorney’s fees, penalties or other costs associated with or in any way related to the Construction.  Further, Sublessor agrees to protect, save, defend, reimburse, indemnify and hold Sublessee harmless from any and all mechanics liens, claims, actions, causes, damages and injuries, expenses, including attorney’s fees, penalties or other costs associated with or in any way related to the Construction.

11.   Deletions to the Sublease. Section 20 of the Sublease, Sublessee’s Option to Renew/Right of First Offer, is hereby deleted in its entirety.

12.   Additions to the Sublease.   Paragraph 3(c) of the Sublease is modified as follows:

a.     Paragraph 3, Rent, Section 3.3, Payment  of the Master Lease, which was previously excluded from incorporation in the Sublease shall now be included and incorporated in the Sublease.

b.     Paragraph 9, Indemnification, Section 9.1, General, of the Master Lease, which was previously excluded from incorporation in the Sublease shall now be included and incorporated in the Sublease.

13.   Representations of Sublessor.  Sublessor represents and warrants to Sublessee that:

a.     The copy of the Master Lease, along with all amendments thereto, attached as Exhibit A is a true, complete and accurate copy of the Master Lease currently in effect and that there exists no other agreement affecting Sublessor’s tenancy under the Master Lease.

b.     Other than the existing Sublease between the parties, Sublessor has not heretofore assigned or sublet all or any portion of its interest in the Master Lease.

c.     Sublessor covenants that except in connection with the signage as set forth in Section 10 hereof, the Master Lease is in full force and effect and no default exists under the Master Lease, nor have any acts or events occurred which, with the passage of time or the giving of notice or both, could become defaults.

d.     To the best of Sublessor’s knowledge, and excluding any right or interest of Landlord’s lenders, no person, firm or entity other than Landlord or Sublessor has any right, title or interest in the Master Lease.

e.     Sublessor has the full right, legal power and actual authority to enter into this Amendment without the consent of any person, firm or entity.

f.      The condition precedent created by section 1.2 of the Master Lease has been satisfied.

g.     Subject to written confirmation prior to the Amendment Effective Date, the Commencement Date of the Master Lease is October 1, 1998, and the Initial Term of the Master Lease will expire on September 30, 2008.

h.     Landlord has fully completed construction of the Premises in accordance with section 2.2 of the Master Lease and elsewhere. Neither Landlord nor Sublessor has any payment or reimbursement obligations to one another in connection with the construction of the Premises.

i.      Current monthly Base Rent paid to Landlord is $136,927.00; current monthly operating expenses and tax reimbursement paid directly to Landlord for the month of May 2002 was $4,229; monthly operating expenses paid directly by Sublessor for the month of May 2002 was $36,952.

j.      Sublessor is not required to post any security deposit with Landlord under the Master Lease as of the Amendment Effective Date.

14.   Brokerage Fees.  The parties acknowledge that they have engaged real estate brokers or other advisors for this transaction and that BT Commercial is representing the Sublessor.  Each party shall pay their respective brokers or advisors a transaction fee per separate agreements. Each party agrees to indemnify the other party against any loss, cost, or expense, including attorney fees and court costs relating to claims by brokers engaged by the indemnifying party.

15.   Counterparts.  This Amendment may be executed in counterparts with the same effect as if all parties hereto had executed the same document.  All counterparts shall be construed together and shall constitute a single document.

16.   Entire Agreement, Modification, and Waiver.  This Amendment, the Sublease, and the Consent constitute the entire understanding and agreement between the parties hereto regarding the subject matter of this Amendment, and supersede and replace all prior agreements and understandings, whether oral or written.  The provisions of this Amendment cannot be amended, supplemented, or changed, nor can any of its provisions be waived, except by a writing signed by the party against whom enforcement is sought.  No waiver of a breach of this Amendment shall be deemed to constitute a waiver of a further breach, whether similar or dissimilar.

17.   Incorporation of Reference.  All of the Exhibits attached hereto or referred to herein and all documents in the nature of such Exhibits, when executed, are by this reference incorporated herein and made a part of this Amendment.

18.   Further Assurances.  In a timely fashion, each party shall execute and deliver such further instruments, documents or assurances, and take such further action, as shall be required to carry out the purposes and intent of this Amendment.

This Amendment shall be effective as of May 1, 2002.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the ____ day of July, 2002, to be effective as of May 1, 2002.

SUBLESSOR		SUBLESSEE

INSWEB CORPORATION		SEVEN NETWORKS, INC.
a Delaware corporation		a Delaware corporation

	/s/ WILLIAM D. GRIFFIN		/s/ KEVIN LAUGHLIN
By:	William D. Griffin	By:	Kevin Laughlin
Its:	Chief Financial Officer	Its:	Chief Financial Officer